UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 28, 2004

VALERO L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Upon recommendation from its Compensation Committee, on October 28, 2004, the board of directors (the “Board”) of Valero GP, LLC (“Valero GP”), the general partner of Riverwalk Logistics, L.P., the general partner of the registrant, Valero L.P., approved certain long-term incentive awards for its named executive officers (as defined in Item 402(a)(3) of Regulation S-K).

Unit options. Options to purchase common units of Valero L.P. (the “Options”) were issued to five named executives of Valero GP in the quantities listed below. The Options were granted pursuant to the Valero GP, LLC 2000 Long-Term Incentive Plan (the “2000 LTIP”). The Options have a term of 10 years and will vest in annual one-fifth increments beginning on the first anniversary of the grant date. The Options have an exercise price of $56.51, representing the fair market value of Valero L.P.’s common units on the date of grant. The Options are subject to forfeiture as provided in the 2000 LTIP.

Executive	Unit Options
Curtis V. Anastasio	9,625
Steven A. Blank	6,875
James R. Bluntzer	2,475
Rodney L. Reese	2,400
Jerry D. McVicker	2,400

Restricted units. Restricted units of Valero L.P. (“Restricted Units”) were issued to five named executives of Valero GP in the quantities listed below. The Restricted Units were granted pursuant to the 2000 LTIP. The Restricted Units will vest in annual one-fifth increments beginning on the first anniversary of the grant date. The Restricted Units are subject to forfeiture prior to vesting per the terms of the 2000 LTIP.

Executive	Restricted Units
Curtis V. Anastasio	3,850
Steven A. Blank	2,750
James R. Bluntzer	990
Rodney L. Reese	960
Jerry D. McVicker	875

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	Valero GP, LLC
its general partner

Date: October 29, 2004			By:	/s/ Bradley C. Barron
			Name:	Bradley C. Barron
			Title:	Corporate Secretary

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